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On May 30, 2007, eSpeed, Inc. hosted an analyst conference call relating to its proposed merger, a transcript of which is set forth below.

FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Conference Call Transcript

ESPD - Espeed Announcement

Event Date/Time: May. 30. 2007 / 8:30AM ET

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

CORPORATE PARTICIPANTS

Jason McGruder

eSpeed, Inc.-Investor Relations

Howard Lutnick

eSpeed, Inc.-Chairman, President and CEO

Lee Amaitis

BGC - CEO

Shaun Lynn

BGC - President

Robert West

BGC - CFO

CONFERENCE CALL PARTICIPANTS

Rob Daly

Daly Technology - Analyst

Steve Dunn

Clock Estates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the eSpeed BGC merger conference call. My name is Jackie, and I will be your operator for today’s conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s conference, Mr. Jason McGruder, head of Investor Relations. You may proceed, sir.

Jason McGruder - eSpeed, Inc. - Investor Relations

Good morning. Before we begin, I want to make sure that you know that our press release discussing today’s call’s topic was issued last night. If you do not have a copy of this release, you may obtain one by going to the investor input section of espeed.com.

I would also like to read the following disclosures. In connection with the proposed merger, eSpeed intends to file a proxy statement and related materials with the U.S. Securities and Exchange Commission, or the SEC, for the shareholders meeting to vote on the merger.

Because those documents will contain important information, holders of eSpeed common stock are urged to read them carefully, if and when they become available. When filed with the SEC, the proxy statement and related materials will be available for free, along with any other documents or reports filed by eSpeed with the SEC at the SEC’s website, www.sec.gov and at eSpeed’s website, www.espeed.com.

eSpeed and its directors and executive officers may be deemed to be participants in the solicitation of proxies from eSpeed shareholders in connection with the proposed merger. Certain information regarding the participants and their interest in the solicitation are set forth in eSpeed’s annual report on the Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 15, 2007, and will be set forth in the proxy statement for the meeting of the shareholders to vote on the merger.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Shareholders may obtain additional information regarding the merger by reading the proxy statement and related materials related to the proposed merger, if and when they become available.

The information in this presentation contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21 of the Securities and Exchange Act of 1934, as amended. Such statements are based upon expectations that involve risks and uncertainties.

Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may, will, should, estimates, predicts, potential, continue, strategy, belief, anticipate, plans, expects, intends” and similar expressions are intended to identify forward-looking statements.

The actual results of eSpeed, BGC or the combined company, referred to as “we,” “our” or “the combined company” and the outcome and timing of certain events may differ significantly from the expectations discussed in our forward-looking statements.

Factors that might cause or contribute to such discrepancies for eSpeed, BGC and/or the combined company include, but are not limited to the combined company’s relationship with Cantor and its affiliates and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, pricing and commissions and market position with respect to any of our products and that of the combined company’s respective competitors, the effect of industry concentration and consolidation, market conditions, including trading volume and volatility, as well as economic or geopolitical conditions or uncertainties.

Results may also be impacted by the extensive regulation of our respective businesses and risks related to compliance matters, as well as the factors related to specific transactions or series of transactions, including credit performance, unmatched principal risk, as well as counterparty failure.

Factors may include the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property or employment or other litigation and their related costs, and certain financial risks, including the possibility of future losses and negative cash flow from operations, risks of obtaining financing and risks of the resulting leverage, as well as interest and currency rate fluctuations.

Discrepancies may also result from such factors as the ability to enter new markets or develop new products, trading debts, marketplaces or services to induced customers to use these products, trading desks, marketplaces or services, to secure and maintain market share, to enter into marketing and strategic alliances, and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions, to hire new personnel, to expand the use of technology for screen-assisted, voice-assisted and fully electronic trading, and to effectively manage any growth that may be achieved.

Results are also subject to risks relating to the proposed merger, separation of the BGC businesses and the relationship between the various entities, finance reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls, our ability to prepare historical and pro forma financial statements and reports in a timely manner, and other factors, including those that are discussed under “risk factors” in each of eSpeed’s annual reports on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007, and BGC’s registration statement on Form S-1 filed with the SEC on February 8, 2007, registration No. 333-140531, to the extent applicable.

We believe that all forward-looking statements are based upon reasonable assumptions, when made. However, we caution that it’s impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.

Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.

Speaking on today’s call will be Howard Lutnick, Chairman, President and Chief Executive Office of eSpeed; Lee Amaitis, Chief Executive Officer of BGC and Vice Chairman of eSpeed; Shaun Lynn, President of BGC; and Robert West, Chief Financial Officer of BGC.

In addition, Paul Saltzman, eSpeed’s Chief Operating Officer, and Frank Saracino, eSpeed’s Chief Accounting Officer will be available for the question-and-answer period on the phone.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

I would now like to turn the call over to Howard Lutnick.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Hello, everyone. Thank you, Jason. Good morning. Thank you for joining us today.

You can follow the slides, the PowerPoint presentation that we have, which is available at the investor information section of espeed.com. If you don’t have it in front of you, please bring that up and you may find that helpful.

So good morning. This is an extremely exciting and historic day for eSpeed and BGC. As you know, we have just announced the planned combination of the successful, fast-growing, global inter-dealer broker BGC with the electronic trading technology company, eSpeed.

This transaction offers the clearest and fastest path to value creation for both eSpeed shareholders and the employee-owners of BGC. The strategic rationale for this transaction is compelling because, first, these two companies are an ideal fit together.

Second, BGC’s enormous growth has been the significant revenue pipeline for eSpeed, while eSpeed’s technology is a fuel for BGC’s growth in hybrid and electronic trading.

Next, combining the operations will deliver faster revenue growth and align both companies’ objectives for the combined company. Our customers will benefit as we streamline product development and improve our technology, service and execution.

Our employee-owners will benefit, since they will have a major equity stake in the combined company. And eSpeed shareholders will benefit, since we expect this merger to be immediately and significantly accretive to eSpeed.

eSpeed shareholders will now have a stake in a much larger and faster growing company. The combined company will have significantly higher earnings and cash flow than eSpeed on a standalone basis and will have greater opportunities, advantages and synergies than either company by itself.

In addition, the joint services agreement and administrative services agreement between eSpeed and Cantor will be terminated at the closing of the merger. Therefore, Cantor and eSpeed will no longer provide collaborative markets, and revenue sharing between them will be terminated.

This means that Cantor’s economic interest is exclusively its ownership interest, and that’s why this new structure simplifies and positions the combined company to consider future business combinations that would maximize shareholder value.

Shareholders of eSpeed will own a company that will benefit from strong growth in the underlying inter-dealer broker markets, and that will be a leading inter-dealer broker in key products and geographies.

One of the key assets of the combined company is our management team’s expertise and successful track record in acquiring and integrating new businesses. This, combined with our organic growth, has led to tremendous revenue momentum in high-growth areas. We expect the combined entity to generate over $1.1 billion in revenue in 2008 and to have a strong balance sheet.

I would now like to take a moment to review the terms of the transaction. eSpeed will issue an aggregate of 133.86 million shares and rights to acquire shares from its common stock to acquire BGC. Upon closing, the company will change its name to BGC Partners and will trade on the NASDAQ market with the symbol BGCP.

We expect the deal to close later this year or, at the latest, in the very early part of the first quarter of 2008.

I assume that many of you listening to this call know more about eSpeed than you do about BGC, but I will give a brief overview of BGC before I turn the call over to Lee, Shaun and Bob to discuss BGC and the combined company.

eSpeed’s global securities marketplaces are among the world’s largest real-time, all-the-time, multiple buyer and multiple seller trading venues. eSpeed’s proprietary technology and priceless desktop real estate are built, paid for and protected across multiple markets.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Our innovative technology is used by the world’s largest banks, investment banks and other participants in the global financial community for trading, order-routing and price discovery. eSpeed has the expertise, scale and leverage to deliver BGC’s products to the marketplace.

Our technology, unlike many of our competitors, is designed and developed in-house. It is proprietary, and it is ours.

eSpeed earns fully electronic trading revenue primarily from our U.S. Treasuries business, although we have begun to see momentum in additional asset classes. eSpeed is the technology underpinning BGC’s voice and electronic brokerage business.

And now I am pleased to introduce the combined company’s co-CEO, Lee Amaitis, who will discuss BGC’s growth.

Lee Amaitis - BGC - CEO

Thank you, Howard. First, I would like to give you a brief overview of BGC’s business. BGC is a leading global inter-dealer broker and a provider of analytics and data.

We produced revenues of $727 million in 2006, up 44% as compared to 2005, which was faster growth than any of the other publicly traded inter-dealer brokers.

I also would like to take a moment to review our history. Howard was instrumental in building Cantor Fitzgerald into what was the number-one wholesale inter-dealer broker in the world. Of course, the events of September 11, 2001, changed all of this and left Cantor with a stake in eSpeed and its inter-dealer broker operations mainly in Europe.

Although eSpeed experienced rapid growth, it became clear to eSpeed and Cantor’s IDB that having a strong voice business was the key for both businesses to grow and that having world-class voice and electronic capabilities was critical.

That is why we set out to rebuild Cantor’s historic voice business. Cantor invested the money and provided the resources, creating BGC.

When Shaun and I set out to build BGC, our goal was to regain our pre-2001 spot as the number one wholesale inter-dealer broker in the world. We decided the best way to execute our plan was to separate the management, employees and operations of the voice brokerage business into a separate company called BGC, named in honor of B. Gerald Cantor.

This separation was announced in October of 2004. At that time, we had only 58 desks and 483 brokers, primarily in Europe. Through a series of acquisitions and the hiring of some of the top people in the industry, as well as through superior product offerings, strong customer relationships and investment in technology, BGC has experienced rapid growth since its creation.

We’ve built our U.S. operation while expanding globally, having now created scale and product depth. We have almost 1,200 brokers across the 125 desks and over 1,600 employees. As a result, BGC has grown its revenue significantly faster than the combined total revenues for the other publicly-traded inter-dealer brokers over the last one-, two- and three-year periods.

We have achieved this tremendous growth in no small part due to our partnership with eSpeed, since their technology has been the key driver for improving our brokers’ productivity and the ability to service our clients. We offer our clients the option of using voice, hybrid or fully electronic execution, as best suits them.

Our management team, deep in experience, came together quickly and achieved substantial growth, which makes us highly confident in our ability to maintain this trend during 2008 and beyond.

Now that I’ve told you a little bit of history of BGC, I have the great pleasure of introducing Shaun Lynn, our president, who will be telling you more about the vision for the future of the combined company.

Shaun Lynn - BGC - President

Thank you, Lee. The global trading environment has created enormous opportunity for our clients, and that, in turn, helps BGC and eSpeed. Our core businesses are rates on exchange and credit. In addition to the growth in the businesses, there has been a constant stream of new asset classes over recent years, such as trade of [pooled slots] and some of the more exotic structured and derivative products.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Furthermore, there has been a dramatic expansion in the role that hedge funds and sophisticated computer-driven investors play in the financial markets. There has also been a global increase in liquidity and the (inaudible) yields.

Given this rapidly changing environment, our clients demand experienced brokers, eSpeed’s cutting-edge technology and an IDB with scale and a global platform.

Our management and brokers have the relationship expertise and technology support necessary to offer our clients the best possible service and execution across multiple asset classes, particularly those experiencing such a rapid growth.

A key reason for BGC’s rapid growth and the driver of the combined company’s future is our ability to attract and retain the industry’s top people. The combined company will have a unique [function] structure. This structure combines the best aspects of a private partnership with public ownership.

Unlike a strictly private firm, our partners can access the public markets over time, and, unlike our publicly-traded competitors, a significant number of fee employees have sizeable restricted equity stakes.

Our partnership is a powerful tool in attracting and retaining key participants and generally requires significant employee capital contributions. It also means that our employee-owners will have a fundamental alignment of their interests with those of the public shareholders.

All owners will benefit together as the company grows its revenues and its profits. Another critical component of the combined company’s future success is our strong and experienced executive management team. Furthermore, we have pulled together an all-star group of experienced business managers from around the globe.

BGC has also grown, in large part, by successfully acquiring and integrating companies and by hiring top professionals. We believe our integration with eSpeed will be relatively seamless given our longstanding partnership.

Furthermore, the combined firm will be better able to successfully make selective and strategic acquisitions as needed, as well as to hire additional key talent.

Our strategy for the combined company’s growth will involve continuing expansion into key markets. We expect to improve our leading position in the most liquid markets, while building and expanding in the most promising new asset classes.

We will also widen our technology lead over our peers by enhancing our electronic execution capability in products going hybrid and fully electronic and by growing our data and analytics products.

I’m now pleased to turn the call over to the newest member of our management team, our CFO, Bob West.

Robert West - BGC - CFO

Thank you, Shaun. In the first quarter of 2007, BGC standalone had revenues of approximately $249 million and pre-tax operating profit of approximately $24 million.

In addition, we have strong momentum in the second quarter and project full-year revenue to be in excess of $900 million and pre-tax profit to be in excess of $93 million.

These amounts exclude costs associated with the formation, separation and merger. These results reflect strong financial performance driven by increased broker productivity and cost stabilization. The expansion of BGC has created significant operating leverage, thereby increasing profitability.

This increase is primarily the result of adding brokers and products, improved broker productivity and stabilization of non-compensation expenses.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

In connection with the expansion, we incurred a significant amount of expenses to grow our business. Included in 2005 and 2006 results are these expenses of approximately $134 million that negatively impacted earnings.

The major categories were expenses of $61 million relating to acquisition and broker expansion, $28 million relating to conversion of partnership grant units to equity, office relocation costs in the amount of $30 million, and tax settlement on incentive compensation plans in the amount of $12 million.

Revenue growth of BGC standalone over the three-year period in 2006 was 122%. The projected revenue growth for 2007 and 2008 for BGC standalone is 26% and 12%, respectively.

The high rate of BGC revenue growth in 2007 is attributable to the contribution from the 2005 and 2006 acquisitions, as well as the existing business growth. The outlook for 2008 is primarily due to continued growth in our core product areas and development and expansion into new products.

BGC standalone compensation ratios have improved from a high of 77% in 2005 to 69% in 2006 and are projected to improve even further in 2007-2008 to 57% and 56%, respectively.

Two factors continue to improve the ratios going forward — increased revenues as individual brokers and desks gain traction, and overall product expansion.

We expect our compensation ratio for the combined company to remain at approximately 56% for 2008. Projected growth in broker productivity for 2008 compared to 2006 is 25%.

Approximately 75% of our brokers have been with the company less than two years, and as their businesses gain traction, we are seeing improved results and we expect this trend to continue. The combined business is expected to grow significantly in 2008, and we have also identified areas where we expect to realize certain cost synergies of $10 million in connection with the merger.

For 2008, the combined company’s projected revenues are expected to be in excess of $1.1 billion. In addition, we expect the pre-tax margin of approximately 13% and an effective tax rate in 2008 of approximately 27% after the effect of the net operating loss carry-forward.

The projected tax rate for 2009 and thereafter is expected to be 32.5%, which reflects the benefits of the global partnership structure we have instituted.

I would now like to turn the call back over to Howard.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Thank you, Bob. To summarize the key points we made today, this combination is a fantastic opportunity for both eSpeed and BGC, since they share the same vision for the future of voice, hybrid and electronic trading.

Both companies’ customers benefit since combining eSpeed and BGC will streamline our product development, execution, service, sales and advances in technology.

Our partners benefit because we can motivate and retain the best people in the industry by providing them an opportunity to own a significant stake in the combined company.

And, finally, eSpeed will benefit because they will be purchasing, at a very attractive price, a much larger and more profitable and faster-growing company.

So, operator, we would now like to open the call to questions, please.

QUESTION AND ANSWER

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Rob Daly - Daly Technology - Analyst

Hello?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Hello.

Rob Daly - Daly Technology - Analyst

Hello. This is [Rob Daly], with [Daly Technology.] I had one quick question.

Which technology platform will be the new company standardized on? Will it be the eSpeed infrastructure or the BGC technology infrastructure to power the new organization?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Well, as it works, because of the joint services agreement that existed previously, eSpeed’s technology infrastructure is currently BGC’s infrastructure. These two companies are already completely combined from a technology usage perspective, and so, therefore, it’s a seamless integration in terms of literally the technology underpinning the businesses.

The management will now be completely coordinated. The priorities will be completed coordinated and that will produce synergies and speed to market. But the technology itself is already one company under both companies’ goods.

Rob Daly - Daly Technology - Analyst

Okay. Thank you.

Unidentified Participant

Howard?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Hi, Rich. I don’t know what’s happening with the operator. Operator, if you wouldn’t mind announcing everybody you bring on the call, that would be helpful. Go ahead, Rich.

Unidentified Participant

Good morning, Howard. I guess the first question is just the revenue, off to a great start, 24 million in the first quarter.

Is it just sort of the old conservative guidance of a minimum of 93 million for the year? Just straight-line that out, you get a little bit beyond. Well, anyway, that’s the question.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

I think — you want to take it, Lee?

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Lee Amaitis - BGC - CEO

Sure. Sure.

Howard Lutnick -eSpeed, Inc.- Chairman, President and CEO

You know, basically, there is seasonality in the business. The fourth quarter tends to be weaker simply because you have that Christmas and end-of-year holidays, and August tends to be a little weaker because of the European holiday period there.

So basically, we know our business very, very well. We’ve been in this industry for a long, long time. The management knows it perfectly, and we pretty much have a very good view and sense of what we can deliver.

Lee Amaitis - BGC - CEO

Also, Rich, the revenue projections, as Bob pointed out in his comments, were that we pretty much project our revenue based on what we purchased in 2006, which kind of leads us into 2007. So there is a period of time when you add new brokers into new desks that you give them a burn-in period, and then it catches up.

So it’s not conservative. It’s realistic, and we think that we’ve been — we’ve been testing ourselves for the last 18 months, basically, in preparing for the IPO of BGC and we feel very confident in our projections.

Howard Lutnick - eSpeed, Inc.- Chairman, President and CEO

But it’s a not less than number.

Unidentified Participant

Exactly, exactly. And then, Howard, I just wanted to understand, you have some slides after that were, I guess, supporting materials, but just the distribution.

It says something about expected distribution over the next two to three years — and maybe I missed that in the prepared remarks, I was in and out — but could you just explain that again, the distribution plan of shares to the public over the next couple of years?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Sure. There is in there — a combined — I think it’s slide 35, the combined ownership slide, which shows that upon this transaction, the public investors would have 16%; BGC’s founding partners — those are the partners of Cantor Fitzgerald who are leaving Cantor Fitzgerald, LP and going with the combined company — will have about 19%, and Cantor Fitzgerald, LP would have 65%.

Cantor Fitzgerald, LP has committed and expects to distribute over the next two to three years of its 65%, 20% — not 20% of 65, but 20% total points — to its partners. That would include 3% to BGC’s founding partners. So their stake would grow. The employee founding partners would grow from 19 to 22%, and Cantor Fitzgerald partners personally would get distributions of 17% of the stock, which (inaudible—technical difficulty) which would bring Cantor Fitzgerald, LP’s stake down to 45%.

So it would end up being public investors 16%. The BGC founding partners would move to 22%. The Cantor Fitzgerald partners personally, individually, would end up with 17%. And then Cantor Fitzgerald, LP would end up with 45% of the combined company after such distributions.

Unidentified Participant

Okay. I get that and just trying to understand. I know in the prepared remarks, you said key employees have been incentivized with stock, restricted stock.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

I’m just trying to see what are the restrictions and how much could actually float over the next couple of years beyond the 16%?

Howard Lutnick - eSpeed, Inc.- Chairman, President and CEO

Well, the 16% is already held by the public. The distribution, the expected distribution by Cantor of the 20%, which will go 3% to the BGC founding partners and 17% to the individuals at Cantor Fitzgerald, could very well float over the next three years.

There won’t be any short of one year, but then over two or three years, they will have the ability to be free to sell that stock. Thereafter, from time to time, the BGC founding partners may have the opportunity to sell some of their stock, but that will be a determination at that time.

Unidentified Participant

Okay. And then I guess, Howard, the last question is — I know what adviser you chose, but I’m just trying to understand how you weighed potentially just going public and spinning it out versus this, am I looking at it correctly, sort of a reverse IPO or reverse merger into a public company?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

I think there were a number of thoughts. Obviously, BGC was well on the path to go public, and the independent directors of eSpeed took a decision to get together and to consider whether it would be in their interest to acquire BGC and combine the companies, and, effectively, as you said, a reverse into eSpeed.

For BGC, I think the view is that they took — the partners took stock, 133.86 million shares. So they are all in, with the view that this company will perform extremely well as a combined entity, and they think they will get all of the value they expect from the public markets by showing the performance of the strength and capacity of BGC.

And from the combined company, this is really the next step. I mean, if BGC had gone public, the first thing it would have wanted to do would be consider how to get together with eSpeed so that all of these revenue sharing arrangements, all of the separation of management, all of these things could then be consolidated and done as one company.

This company now has all of its pieces under one roof. There is no revenue share between two companies. Any deal it wants to do, it has one board of directors to consider such a deal.

It is now structurally appropriate, it is structurally together. It is exciting and it is going to be a very, very, very successful company in this space, and I think everyone in this space knows it.

Unidentified Participant

Understood. Just a last comment. I’ve covered you since 2000, Howard, and I know it’s been a long road back and — with various decisions along the way. Congrats on being back.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Well, I, for one, cannot be prouder of the team at BGC. I mean, they have — led by Lee and Shaun, they have stayed the course, been totally focused and committed, and, as a group, they make me so very proud of them, because look at what they have accomplished.

Given what has happened to this company, look how far they have come in a very short period of time, having committed to this process only in October of 2004, to be standing where we are and looking at 2008 revenues of the combined company of $1.1 billion and the 13% profit margin, compensation ratios really at the absolutely most attractive levels in the industry.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

You’re now seeing the management team that this company has. This was the group of people who worked together, led by Lee and Shaun, who helped build our business into the biggest in the world before September 11, and you’re seeing one of the most experienced and savvy management teams in the world come back.

It’s exactly what the other people in this industry feared, which is very smart, very capable, well financed people doing all the right moves in this space, and it is a pleasure for me to be associated with them.

And I appreciate your comment, Rich, because I, for one, am extremely, extremely proud of them.

Unidentified Participant

Thanks, Howard. That’s all I have. Thank you.

Operator

Thank you, ladies and gentlemen.

(OPERATOR INSTRUCTIONS)

Your next question will come from the line of [Steve Dunn] from the [Clock Estates]. You may proceed, sir.

Steve Dunn - Clock Estates - Analyst

Hi, Howard.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Hi, Steve.

Steve Dunn - Clock Estates - Analyst

Could you bring me through how you guys considered the valuation of the eSpeed shares in this transaction? It just seems incredibly undervalued at 9.75 and after our discussions over the last year, where I think we all agreed that the company was undervalued, to have this happen at this price seems disappointing.

So if could you bring me through the rationale, I’d appreciate that.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Sure. The special committee, which is made up of all four of the independent directors of the board of eSpeed, hired advisors [Stanley O’Neal] and they hired their lawyers of Debevoise and Plimpton, and they went through a rigorous process of determining value and the transaction.

They came to the view that they wanted both a premium for eSpeed’s stock combined with a discount from BGC’s expectation of what it had intended to go public for.

So it was a combination of a premium on the buyer’s stock, which allowed them to issue less shares, and a discount on the company they were buying. And so that was really both sides. You could have put it all on one side, and that would have meant that eSpeed’s stock would have been a higher price.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

You could have put it all on the other side, and basically said that BGC was a discount. But the way they presented it and negotiated with us was a premium to eSpeed’s stock price of 6% to 9.75 and a substantial multi-hundred million dollar discount to BGC’s expectation of what it could achieve in the public market.

Together, however, we think that the earnings of this company and the cash flow of this company will produce tremendous shareholder value going forward. I think the first quarter of BGC’s performance is really the first — is really the coming-out party for BGC, where people understand both the scale of the business, the scope of the business, the ratios and how this company is built.

BGC has built its infrastructure to handle tremendous revenue growth. It is built for it and it is available for it. So I think that’s how they came to it.

But you’ll see this company deliver substantial profits, substantial cash flow. The structure produces a very attractive tax rate of only 32.5% eventually and only a 27% tax rate in 2008.

So I think you really have an attractive set of fundamentals.

Steve Dunn - Clock Estates - Analyst

But we would have had those as a standalone company, as well.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Well, I think eSpeed had significant challenges as a standalone company. It was basically, as a standalone company, unable to really pursue transactions from a third party, because of the revenue shares that were embedded in BGC’s IPO.

So BGC was intending to go public. It owned the market data for the business and it owned the fulfillment of 35% of the revenues from eSpeed when it went public. So anyone looking to do a transaction with eSpeed would have had to call on BGC to ask BGC what they would do in a business deal, and that was pretty much what happened with Tullett.

Tullett came in and said they’d pay $12 for eSpeed, but only if, effectively, BGC waived its 35% interest and waived its market data, and those things were just an absolute nonstarter and defective from the outset.

So this allows eSpeed, once combined with BGC, to really have all of the pieces of the company under one roof, to have them be all consolidated and together, and it now allows, if there is a transaction or business combination out there that maximizes shareholder value, now this company’s board of directors can consider it in a way it could not do it before.

All the pieces are here. If there is a business transaction to do with an exchange or otherwise, this company is open-minded and ready to be able to pursue it if it maximizes shareholder value.

But the first step for the company is going to be to make a significant amount of money, to deliver revenues and profits, and, make no mistake about it, eSpeed was looking to do 150 to $153 million in revenue, and this company is looking to make pre-tax profits in 2008 of probably in excess of $145 million.

So it’ll almost make in profits the gross revenues that eSpeed was expecting to produce this year.

Steve Dunn - Clock Estates - Analyst

Will the voting structure in the BGCP company be the same as it was in eSpeed? Do you have the super-voting power?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Yes.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

Steve Dunn - Clock Estates - Analyst

How do you think that’s worked so far?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Well, I think it didn’t — it had never really mattered because of two things. One, Cantor’s had a huge economic interests. So I think Cantor’s economic interest in eSpeed has been over 40%. So it had a major economic stake, number one.

And, number two, the approach from Tullett, a direct competitor of eSpeed’s and BGC’s, was really not possible to be executed. It was defective because it was asking BGC and Cantor to give up over $30 million a year in pre-tax profits and contribute them to the business.

So it was not a business deal that the board could consider, whether there was 10-to-one or one-to-one vote.

The fact is that the combination of eSpeed and BGC will produce a company that ends and terminates all of those kind of relationships, that all of the revenue is under one roof.

And, yes, while Cantor Fitzgerald had 10-to-one voting rights, its economic interest now is severed from the company, other than as an equity shareholder. It gets no economics separate from, distinct from or other than that are the same as the economics of the shareholders.

So its only interest is maximization of shareholder value, and we do not think of ourselves anything like the Bancroft family.

Steve Dunn - Clock Estates - Analyst

Well, I think I might know the answer, but I just want to confirm it. Will the independent shareholders be allowed to vote on this transaction, or they have no say?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Of course, they’re allowed to vote, but we at Cantor Fitzgerald are voting in favor of this transaction. We think this transaction is tremendously exciting, tremendously accretive, and I can’t think of a better, more valuable way of having eSpeed succeed in business.

A third party is just — I cannot envision a third party effectively coming in to offer a deal to eSpeed that either Cantor or BGC would accept, because of the joint services agreement and the revenue relationships between the two companies.

Almost anyone in the world who would want to acquire eSpeed would want to sever those relationships, which means they’re, in fact, having to deal with BGC and effectively having to buy out BGC.

So this brings them all together, puts them all under one roof, is massively accretive for eSpeed, and allows those kind of transactions to take place if they are going to maximize shareholder value.

Steve Dunn - Clock Estates - Analyst

But it’s massively accretive because of the spending that’s going on to produce the effect of BGC.

Robert West -BGC - CFO

We’ve been spending a lot of money over the last few years, and that’s why the dilutions occurred, really. The core (inaudible) of eSpeed is a lot higher than you’re suggesting in your forecast. And then the cash consideration — you’re not paying much of a premium to get the shares here.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

eSpeed saw — I’ll go through it again, which is eSpeed...

Steve Dunn - Clock Estates - Analyst

That’s a fact, Howard. We don’t have to argue that, that’s a fact. But, anyway, go ahead.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

eSpeed is the acquirer. eSpeed’s special committee analyzed all of these things, and I think this is substantially more accretive, no matter how you slice it. This is the best way for eSpeed to earn significant amounts of money.

Basically, as Bob said, the synergies for the business are $10 million. So the combined companies think it can wrest a total of $10 million in earnings, in cost reduction from this combination. So it’s not as if there are significant synergy economics that could be driven.

These are...

Steve Dunn - Clock Estates - Analyst

But, Howard, that is forecast in your 13% margin, correct?

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Yes.

Steve Dunn - Clock Estates - Analyst

So you’re double counting by suggesting there’s more to it.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Well, I certainly wasn’t intending to.

Steve Dunn - Clock Estates - Analyst

I’m done, thanks.

Operator

(OPERATOR INSTRUCTIONS)

Ladies and gentlemen, due to the time restraints, we are going to have to end the Q-and-A. So I’d like to turn the call back over to management for closing remarks.

Howard Lutnick - eSpeed, Inc. - Chairman, President and CEO

Thanks, everybody, for joining us, and we look forward to talking to you in the near future.

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FINAL TRANSCRIPT

May. 30. 2007 / 8:30AM ET, ESPD - Espeed Announcement

It’s a tremendously exciting day for us. It’s a tremendously exciting time for our combined company. The opportunities in front of us are great. The combination will produce significant earnings and significant upside for us and we look forward to delivering those revenues and those profits going forward.

We look forward to a wonderful merged company of size, of scale, of capacity that will be a world-class player in this space.

Thank you for joining us and we look forward to speaking to you again soon.

Operator

Thank you, ladies and gentlemen, for your participation in today’s presentation. You may now disconnect, and have a wonderful day.

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Important Information

In connection with the proposed Merger, eSpeed (“the Company”) intends to file a proxy statement and related materials with the U.S. Securities and Exchange Commission (the “SEC”) fro the meeting of stockholders to vote on the proposed Merger. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

Participant Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Certain information regarding the participants and their interests in the solicitation is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 15, 2007, and will be set forth in the proxy statement for the Company’s meeting of stockholders to vote on the proposed Merger. Stockholders may obtain additional information regarding the proposed Merger by reading the proxy statement and the related materials relating to the proposed Merger, if and when they become available.

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